Exhibit 99.1

Trupanion Announces Executive Leadership Transitions

Seattle, WA -- March 23, 2023 -- Trupanion, Inc. (Nasdaq: TRUP) today announced the following changes to its executive leadership team:

•Drew Wolff, Chief Financial Officer, will be stepping down from his position effective June 1, 2023. Thereafter, Mr. Wolff will serve as a senior advisor to the Company to support the Interim CFO, and to assist in the search and training of the incoming CFO. Trupanion has initiated an executive search for a new full-time CFO.
•Wei Li, Corporate Controller, will assume the position of Interim Chief Financial Officer upon Mr. Wolff’s departure. Mr. Li joined Trupanion in 2018.
•Tricia Plouf, EVP of Pricing, and Gavin Friedman, EVP of Legal & Regulatory, will be departing the Company, effective immediately.

“Two years ago, we announced our 60-month strategic plan, and in that time we have made great progress growing revenue from approximately $500 million in 2020 to over $900 million in 2022,” said Margi Tooth, President of Trupanion. “Growth at this rate naturally brings about change, including that of executive leadership. With our team aligned around our collective vision and mission, I am confident in our direction and what the future holds for Trupanion.”

“On behalf of the entire Trupanion team and Board of Directors, I would like to thank Drew, Tricia and Gavin for their contributions to the Company,” said Darryl Rawlings, Chairman and Chief Executive Officer of Trupanion. “We wish each of them success in their next chapters.”

“Trupanion is making a huge difference in improving health outcomes for over a million pets. I feel honored and grateful for my time at Trupanion,” said Drew Wolff, Chief Financial Officer of Trupanion. “I’m at a point in my life however, where I’d like to pursue other interests. I remain 100% committed to helping recruit my successor and facilitate a smooth transition so Trupanion can continue its incredible mission.”

About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, Europe, Puerto Rico and Australia with over 860,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequently filed reports on Forms 10-Q, 10-K and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov/ or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com/.

Investors:

Investors:
Laura Bainbridge, Vice President, Corporate Communications
Investor.Relations@trupanion.com
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